Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2012

- Three-month revenue of $63.5 million, up 18 percent from Q1 2011-

- Production increased to a Company record 8,379 Boe per day -

- Ongoing drilling programs in Permian Basin and North Dakota -

- Infill development in Aneth Field indicates future production growth -

- Connected Permian Basin wells to sales pipeline to enable production at full capacity -

- Completed private placement of $250 million 8.5% notes due 2020 -

Denver, Colorado – May 7, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported first quarter financial and operational results for the period ended March 31, 2012.

Highlights for the quarter ended March 31, 2012, include the following:

•

Production increased to 8,379 barrels of oil equivalent (“Boe”) per day, a Company record. Growth is in line with the Company’s plan, confirming the Company’s previously announced mid-point projection of 15% production growth.

•	Operated a continuous five-rig drilling program during the first quarter in our Bakken and Permian development programs and undertook successful infill drilling in Aneth Field.

•	Constructed a gathering system in the Permian Basin and connected to a sales pipeline on May 1, 2012, allowing the Company to sell gas and natural gas liquids (“NGL”).

•	Subsequent to the end of the quarter, privately placed $250 million of senior unsecured notes, bearing interest at 8.5% per annum and due in 2020.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “Our team was exceptionally busy during the first part of the year, achieving several key milestones. We strengthened our position in our foundation asset, Greater Aneth Field, through two key transactions. First, we and Navajo Nation Oil and Gas Company (“NNOG”) acquired working interests in the Aneth and McElmo Creek Units from Denbury Resources. Together Resolute and NNOG now own essentially all of the working interests in the field. We then entered into an agreement to sell ten percent of our pre-Denbury Aneth Field assets to NNOG, essentially allowing the acceleration of an option that NNOG held, and we amended certain provisions of our Cooperative Agreement with NNOG. The asset sale and the agreement amendments were valued at $100 million. Combining the two transactions, we effectively sold approximately 1.8 million barrels of oil for which we will receive net cash proceeds of $62.5 million. Further information on these transactions can be found in our April 11, 2012, press release.

“During the quarter we had five rigs working continuously, two in the Bakken play and three in the Permian Basin. We also drilled several wells in Aneth Field. These activities, combined with our ongoing Aneth Field CO2 flood project, resulted in record production of 8,379 Boe per day, in line with our growth plan for this year. The result is especially encouraging because much of the production gain came from our drilling programs in the Williston and Permian Basins, two relatively new areas in our asset portfolio.

“During the first quarter, we placed 11 gross (3.2 net) wells on production in North Dakota and Texas. Drilling activities are ongoing in these areas and we are optimistic that we will see further oil production growth, especially considering that at quarter-end we had an additional 13 gross (4.1 net) wells that had been drilled but were waiting on completion or connection. Also, last week in the Permian Basin we connected wells in our Mustang project area to our new gathering system. This will enable us to produce these Reeves County wells at their full productive capacity and realize value for the entire production stream, including gas and NGL.

“Finally, in April we closed our $250 million notes offering, bringing long-term capital to strengthen our balance sheet and add liquidity. The market reaction was quite positive, with the book more than four times oversubscribed. At the same time we extended the maturity of our revolving credit facility to April 2017, reduced our interest rate by 25 basis points on outstanding amounts and, in the context of our regularly scheduled borrowing base redetermination, our bank group retained the previously-established $330 million borrowing base level with no negative adjustment for the newly issued bonds. With the proceeds of the notes offering we fully repaid our revolving credit facility balance, providing us with balance sheet strength and flexibility.

“The accomplishments we made in the beginning of 2012 give us a strong platform on which to build long-term per-share value by leveraging our expertise in developing and growing oil production and reserves at relatively low risk.”

First Quarter Comparative Results

Under generally accepted accounting principles (“GAAP”), Resolute recorded a net loss of $0.7 million, or $(0.01) per share, on revenue of $63.5 million during the quarter ended March 31, 2012, including unrealized losses on derivative instruments of $5.3 million. This compares to a net loss of $16.8 million, or ($0.32) per share in the first quarter of 2011, which included unrealized losses on derivative instruments of $34.6 million.

For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.

First Quarter 2012 Results Compared to First Quarter 2011 Results

	Three Months Ended March
	2012	2011
	($ thousands, except per Boe amounts)
Production (MBoe):
Aneth	536	544
Wyoming	147	155
North Dakota	49	8
Texas	30	—

Total production	762	707

Daily rate (Boe)	8,379	7,859

Revenue per Boe (excluding realized derivative settlements)	$83.33	$76.42
Revenue per Boe (including realized derivative settlements)	$72.16	$68.86

Revenue	$63,540	$54,056
Realized derivative losses	(8,517)	(5,351)

Revenue, net of derivative losses	55,023	48,705

Operating expenses:
Lease operating expense	17,184	14,386
Production and ad valorem taxes	10,226	7,792
General and administrative expense	5,216	4,352

Net loss	$(742)	$(16,773)

Adjusted EBITDA	$24,243	$23,634

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2012, Resolute generated $24.2 million of Adjusted EBITDA or $31.79 per Boe, a three percent increase over the prior year period, during which Resolute generated $23.6 million of Adjusted EBITDA, or $33.41 per Boe.

Production: Production for the quarter ended March 31, 2012, increased eight percent to 762 MBoe as compared to 707 MBoe for the first quarter of 2011. Production remained consistent with the fourth quarter of 2011.

Production in the first quarter from the Company’s Aneth Field properties was essentially flat compared to the prior year quarter, at 536 MBoe compared to 544 MBoe. Sequential production was down three percent, resulting from an unusually high number of producing wells in need of workovers. During the first quarter we placed most of these wells back on production. The high level of workover activity was a contributor to increased lease operating expenses.

Wyoming production during the first quarter decreased 8 MBoe, to 147 MBoe from the 155 MBoe produced in the first quarter of 2011, but was up sequentially from the 139 MBoe produced in the fourth quarter of last year. The decline in year-over-year production was the result of normal production declines, the sale of non-strategic properties that were producing during the first quarter of 2011 and the shut-in of all coalbed methane production.

During the first quarter of 2012, production from the Company’s North Dakota properties increased by 41 MBoe, to 49 MBoe, as compared to 8 MBoe in the first quarter in 2011. The production increases were driven primarily by new drilling activity and having more wells in production versus the prior year period.

In addition, production from the Company’s Permian Basin properties added 30 MBoe for the first quarter of 2012, up from zero in the same quarter last year. The increase was attributable to drilling activity in Reeves County since inception of the program and the acquisition of our Midland Basin properties. Resolute did not own any assets in or have any meaningful production from the Permian Basin until the third quarter of 2011.

Revenue: During the first quarter of 2012, Resolute realized a thirteen percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter due to increased production and commodity pricing. Total adjusted revenue for the quarter was $55.0 million, including the effect of realized losses on derivatives of $8.5 million. During the first quarter of 2011, Resolute had total adjusted revenue of $48.7 million, including the effect of realized losses on derivatives of $5.4 million.

Operating Expenses: For the first quarter of 2012, total lease operating expenses increased nineteen percent to $17.2 million or $22.54 per Boe, as compared to first quarter 2011 lease operating expenses of $14.4 million or $20.34 per Boe. The increase was attributable to expanded operations in Texas and North Dakota, additional workover activity in Texas and Greater Aneth Field and increased equipment and utility expenses compared to the prior year quarter. Total production taxes increased by $2.4 million, or 31 percent, to $10.2 million, or $13.41 per Boe (sixteen percent of revenue), as compared to $7.8 million, or $11.02 per Boe during 2011 (fourteen percent of revenue). This increase was attributable to higher production volumes and product prices during the first quarter of 2012 combined with higher ad valorem estimates due to increases in the assessed value of reserves in 2012.

General and Administrative Expense. Resolute incurred general and administrative expense for the first quarter of 2012 of $5.2 million, or $6.84 per Boe, as compared to general and administrative expense of $4.4 million, or $6.15 per Boe, during 2011. The $0.8 million increase mainly resulted from $0.7 million of increased salaries and wages due to additional hiring to meet the demands of increased operating activity. Cash-based general and administrative expense was $3.5 million, or $4.63 per Boe in 2012, compared to $3.0 million, or $4.21 per Boe in 2011, Stock-based compensation expense, a non-cash item, represented $1.7 million, or $2.21 per Boe, for the first quarter of 2012 and $1.4 million, or $1.94 per Boe, for the first quarter of 2011.

Liquidity and Capital Resources. Outstanding borrowings on the Company’s revolving credit line at March 31, 2012, were $188 million on a borrowing base of $330 million.

Subsequent to the end of the first quarter 2012, the Company closed a private placement of $250 million in notes bearing interest at 8.50% per annum due 2020 (“Senior Notes”). The net proceeds of the Senior Notes offering after deducting underwriter discounts and commissions were approximately $243.7 million. With those proceeds the Company repaid the entire outstanding balance on its revolving credit facility.

The borrowing base of $330 million on the Company’s revolving credit line was reaffirmed at the scheduled semi-annual redetermination in April 2012, and effective with the closing of the Senior Notes. In addition, the credit facility was amended to extend the maturity to April 2017 and reduce the interest rate payable by 25 basis points.

Capital Expenditures: During the three months ended March 31, 2012, Resolute incurred capital expenditures of approximately $47.0 million. Capital investments were made to support the Company’s ongoing tertiary recovery projects in Greater Aneth Field, to drill fourteen wells and complete nine wells in North Dakota, to drill five wells and complete two wells in Texas, and to expand infrastructure in the Permian Basin.

Operations Update

Greater Aneth Field – Paradox Basin

Greater Aneth Field is our core producing property and is the primary generator of cash flow that the Company can reinvest in the field to achieve organic production growth and can use for investment in other areas that have strong economic returns and significant growth potential. The organic production growth in Greater Aneth Field is driven primarily by the Company’s expansion of the long-term CO2 flood to substantial portions of the field that have never been exposed to this tertiary recovery technique. The Company’s primary focus to date has been the four-phase expansion of the CO2 flood in the Aneth Unit, which is the northwestern part of the field. Construction of Phase 1 began in 2006 and meaningful CO2 injection started in 2008. The Company has established oil production response in Phases 1, 2 and 3, and construction on Phase 4 is on schedule as we work to install header and tank battery facilities, connect wells, and replace wellheads, tubing strings and packers. Initial CO2 injection is underway in eleven Phase 4 injector wells, and we have seen some production response in the western portion of this area, likely influenced by Phase 3 CO2 injection directly to the west.

During the first quarter, in addition to our ongoing tertiary recovery projects, we undertook successful infill drilling in the Aneth and Ratherford units. Utilizing our extensive technical knowledge of the field, along with 3D seismic data that covers the Aneth Unit, we have identified what we believe are undrained, oil-charged locations within the units. Our first infill well, the Aneth Unit B-414, was completed in March 2012. Initial production rates from this well exceeded 600 barrels of oil per day and the well continues to perform strongly. In the Ratherford Unit we completed the RU 20-22H, a dual lateral horizontal well, in April 2012. This well had strong initial flows, and is currently shut in while we install production equipment. A third well, the RU 08-32R is currently drilling. This well is a redrill of an earlier well that exhibited strong performance but was abandoned due to mechanical problems. Beyond these wells, we are working to identify and permit additional drilling opportunities for the remainder of 2012 and into 2013.

In our McElmo Creek Unit DC IIC project, which has been discussed in prior releases, we are continuing our focus on injection wells in order to build reservoir pressure and more evenly balance injected and produced volumes. This year’s plan is to recomplete eleven injection wells, to arrive at a total of eighteen producers and 23 injectors by year-end. During the first quarter, we successfully recompleted six injectors. To date, DC IIC oil production has been achieved without the benefit of CO2 injection or sufficient water injection support. If conditions are as expected, we will begin CO2 injection in the DC IIC zone by the end of the year. Subsequently, we plan to expand this project over a period of several years.

We also are in the early stages of a more detailed study of the CO2 potential in the Ratherford Unit. Preliminary studies indicate the potential of more than 10 million barrels of recoverable oil from this unit if we are successful in extending our CO2 flood to this southern portion of Greater Aneth Field. No reserves attributable to the expansion of the CO2 flood into Ratherford are included in our publicly-provided engineering analyses or reports.

During the first quarter of 2012, a core effort in Aneth Field was to reinitiate production from an unusually high number of wells that were off line. Beginning late in the first quarter, we returned wells to production and generated approximately 300 Boe per day. More important, as a result of this focused workover program our average down time per well has decreased to 19 days from 95 days. While this program resulted in a slightly higher lease operating expense this quarter, that cost was offset by meaningful incremental production, and our improved well surveillance plan will help to keep this valuable oil production flowing.

North Dakota Bakken Trend—Williston Basin

We produced an average of 545 Boe per day net to Resolute during the first quarter of 2012, up 486% from 93 Boe per day produced in the same quarter last year and up 37% from the 399 Boe per day produced in the fourth quarter of 2011. The production increases were driven primarily by new drilling activity and bringing more wells into production. In North Dakota, we placed 9 gross (2.2 net) wells on production during the first quarter, bringing our total producing well count to 25 gross (7.0 net). Additionally, at the end of the first quarter we had 4 gross (1.1 net) wells drilled and waiting on completion and hookup. We expect those wells to be in production during the second quarter.

In our New Home Bakken project area in Williams County, North Dakota, we own leasehold interests in approximately 23,500 net acres and expect to continue to drill with two rigs for the balance of the year. Based on our current rate of drilling activity the core acreage will be held by production by year-end 2014. Our New Home wells have estimated ultimate recoveries ranging between 330 and 400 MBoe. That range is consistent with our original expectations, supports our forecast of economic returns and confirms our capital allocation to this project. We continue to be pleased with the results we have seen in the New Home area. In addition, recent costs have been approximately $8.0 million per well, and our goal is to reduce such costs to $7.5 million during the course of our drilling program, further enhancing economic returns.

In January, we assumed from Marathon Oil Corporation operatorship of our 19,000 gross (8,500 net) acre Paris project area in McKenzie County, North Dakota. Our analysis of nearby industry activity suggests that this project area should produce strong economic returns. It appears that substantially all of the acreage in Paris is solidly prospective for the Bakken formation, with potential for development of the Three Forks formation as well. Because we do not have any meaningful lease expiration pressure in the Paris area, our base capital plan does not call for drilling in this area during the year. However, as we review the results of competitors in the area, we may choose to move capital to this project during 2012.

Permian Basin – Texas

In West Texas we operate in the Delaware Basin on the western side and in the Midland Basin on the eastern side of the Permian Basin. We produced and sold an average of 327 Boe per day net to Resolute during the first quarter of 2012. In Reeves County in the Delaware Basin, we control approximately 23,000 gross (8,500 net) acres, prospective primarily for Wolfbone production. In the Midland Basin, we acquired a Wolfberry producing asset in August 2011 and own approximately 750 net acres.

In our Wolfbone play in Reeves County we continue to operate a two rig program focused on drilling vertical wells targeting the Wolfcamp and Bone Spring formations. During the first quarter of 2012 we drilled and completed two gross (one net) wells and had an additional two gross (one net) wells drilled and waiting on completion. These wells were completed in April and the program continues on pace with original plans announced in February. As of May 1 we had drilled and completed nine wells in this play and had one additional well drilled and waiting on completion. As our experience has progressed, we have continued to optimize our completion program with positive results. Excluding consideration of our initial two wells, which were completed using fewer completion stages and less proppant as compared to our more recent completions, we have six wells that have demonstrated average maximum 24 hour initial production rates of 276 Boe per day with a product mix estimated to be approximately 64% liquids. We have one additional well which is flowing back, with its initial rate not yet calculated. Prior to the installation of the new gas gathering system noted below, not all of the indicated well performance resulted in sales.

On May 1, 2012, we connected the gathering system serving the majority of our Reeves County wells to a transportation pipeline that allows us to sell gas and NGL in addition to our oil production. The inability to sell gas and NGL constrained our sales in the area by approximately two-thirds. The new connection will enable an immediate increase in production sales volumes.

In the Midland Basin, we completed our technical evaluation to identify and prioritize approximately twelve additional drilling locations. During the first quarter of 2012, we started drilling the first of four planned wells on this acreage. This well was completed in April and is currently flowing back. We are now drilling the second well and we plan to have all four planned wells drilled and completed before the end of the third quarter. Based on the results of these initial four wells we may elect to continue this drilling program into the fourth quarter.

Hilight Field—Powder River Basin

We continue to identify new opportunities within our Hilight Field acreage. A 3-D seismic survey covering 90 square miles over and adjacent to our Hilight Field was recently completed and is being interpreted. The interpreted data will be integrated with existing well logs and performance data, which we expect will provide a more comprehensive understanding of the area’s geology. We expect this information will help us identify potential horizontal drilling targets in the Turner, Mowry and Niobrara formations. In addition, we have entered into a data sharing agreement with other operators to expand and accelerate our evaluation.

The Turner sandstone is an oil-prone formation that is being developed adjacent to Hilight. We have an extensive log database which indicates that the Turner is prospective on our Hilight acreage. We continue to evaluate wells drilled by industry and we have also committed to participate in a non-operated Turner well to be drilled by Petro-Hunt later this year. We are evaluating the possibility of drilling a Turner well at Hilight in 2012. Because our Hilight Field leasehold position of 45,000 net acres is held by production, we have the benefit of learning from the experience of other operators developing Turner and Niobrara wells in the area without facing lease expiration pressure on our acreage.

Big Horn Basin—Wyoming

In the Big Horn Basin, we are currently testing the Schuster Flats 14-27-47-94H horizontal well in our Fourteen Mile prospect. This wildcat well has been drilled to 14,000 feet with a 2,800 foot horizontal lateral in the Mowry oil shale. We have completed the well in multiple stages and are currently flowing it back and assessing the results from this initial test of the Mowry. Our position of 73,000 net acres, most of which have four years remaining on the lease term, provides us with an extended window of time to evaluate the results of our well and those drilled by the industry as we assess this potential new play.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenue:
Oil	$59,678	$48,546
Gas	3,862	5,510

Total revenue	63,540	54,056

Operating expenses:
Lease operating	17,184	14,386
Production and ad valorem taxes	10,226	7,792
Depletion, depreciation, amortization, and asset retirement obligation accretion	17,058	12,969
General and administrative	5,216	4,352

Total operating expenses	49,684	39,499

Income from operations	13,856	14,557

Other income (expense):
Interest expense, net	(1,214)	(1,114)
Realized and unrealized losses on derivative instruments	(13,829)	(39,974)
Other income	3	33

Total other expense	(15,040)	(41,055)

Loss before income taxes	(1,184)	(26,498)
Income tax benefit	442	9,725

Net loss	$(742)	$(16,773)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.32)
Weighted average common shares outstanding:
Basic and diluted	59,400	53,204

Reconciliation of Net Income to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
	($ in thousands)
Net loss	$(742)	$(16,773)

Adjustments:
Interest expense	1,214	1,114
Income tax benefit	(442)	(9,725)
Depletion, depreciation amortization and accretion	17,058	12,969
Stock-based compensation	1,843	1,425
Unrealized loss on derivatives	5,312	34,624

Total adjustments	24,985	40,407

Adjusted EBITDA	$24,243	$23,634

Earnings Call Information

Resolute will host an investor call on May 7, 2012, at 5:00 PM ET. To participate in the call please dial (877) 491-0104 from the United States, or (949) 484-0323 from outside the U.S. The conference call I.D. number is 71088198. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through May 9, 2012, by dialing (855) 859-2056 or (404) 537-3406 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 71088198

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2012 and beyond; future production and reserve growth; the progress of Greater Aneth Field CO2 flood projects and additional CO2 flood potential; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Bakken, Mowry, Turner, Niobrara and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale, and Turner and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration and exploitation properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President—Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com